EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports July Sales of $197.4 Million on a Same Store Sales Increase of 7%

Raises Second Quarter EPS Guidance

Warrendale, PA, August 2, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended July 29, 2006 increased 12% to $197.4 million, compared to $175.8 million for the month ended July 30, 2005. Comparable store sales increased 7% for the month. July performance demonstrated a favorable customer response to an on-trend back-to-school assortment and continued momentum of the AE brand.

Total sales for the second quarter ended July 29, 2006 increased 17% to $602.3 million, compared to $515.9 million for the quarter ended July 30, 2005. Comparable store sales increased 10% for the quarter.

Total sales for the year-to-date twenty-six week period ended July 29, 2006 increased 16% to $1.125 billion, compared to $972.3 million for the twenty-six week period ended July 30, 2005. Comparable store sales increased 9% for the year-to-date period.

Based on July performance, the company is raising its second quarter earnings guidance to $0.45 to $0.46 per share, compared to $0.37 per share last year. The company's previous second quarter earnings guidance was $0.41 to $0.43 per share. Second quarter guidance includes stock option expense of approximately $0.01 per share. For the year, stock option expense is expected to be approximately $0.04 to $0.05 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

The company will report second quarter earnings on Tuesday, August 15th. Management will hold a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial 877-601-0864, or go to our web-site, www.ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 812 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. A new branded intimates line under the name "aerie by American Eagle" will arrive in American Eagle stores this Fall. The assortment will include a complete line of bras, panties and dormwear designed for American Eagle's core 15 to 25 year-old customer. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's second quarter markdowns and/or earnings expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660